Exhibit 10.10

EXECUTION COPY

LETTER AGREEMENT

December 31, 2007

Ladies and Gentlemen:

This Letter Agreement (this “Agreement”) is entered into as of the date hereof by and among the parties named on Exhibit A hereto (the “Transaction Parties”). The Transaction Parties have entered into various documents for the purpose of effectuating a series of interrelated transactions and wish to enter into this Agreement in order to address certain matters relating thereto. For the purposes of this Agreement, the term “Transaction Documents” shall have the meaning given to it on Exhibit B hereto, the term “Transactions” shall be defined as the transactions contemplated by the Transaction Documents, and the term “Closing” shall be defined as the time at which all of the Transactions have been consummated, which is currently contemplated by the Transaction Parties to be the time when a Registration Statement of ForeFront BVI Ltd., a company incorporated under the laws of the British Virgin Islands (“ForeFront BVI”), relating to the Transactions is declared effective by the Securities and Exchange Commission (“SEC”). For the purposes hereof, “Registration Statement” shall mean the registration statement on Form F-4 promulgated by the SEC to be filed by ForeFront BVI to register its securities; provided, that ForeFront BVI qualifies under the Securities Act of 1934, as amended (“1934 Act”), to file such statement, and if ForeFront BVI fails to qualify to file the Form F-4 under the 1934 Act, the term “Registration Statement” shall mean the registration statement on Form S-4 promulgated by the SEC. Except as otherwise expressly defined in this Agreement (including the exhibits hereto), capitalized terms used but not defined herein shall have the meanings given to them in the Transaction Documents.

Each of the Transaction Parties hereby agree as follows:

1.	Notwithstanding anything to the contrary contained in any of the Transaction Documents, except for such Transactions expressly required by the terms of any Transaction Document to be completed prior to the Closing, it is acknowledged and agreed that (a) the Transactions are intended to occur and be consummated simultaneously, and (b) the Transactions are interrelated and hereby expressly made cross-conditional such that no Transaction Party shall be required to consummate any Transaction contemplated by any Transaction Document unless and until all of the Transactions are prepared to be consummated in accordance with the Transaction Documents and all of the closing conditions relating thereto have been satisfied.

2.	Notwithstanding anything to the contrary contained in any of the Transaction Documents, no Transaction Party may amend, modify, waive or otherwise alter the terms of any Transaction Document without the prior written consent of all of the other Transaction Parties. Without limiting the generality of the foregoing, no Transaction Party may waive any closing condition in any Transaction Document without the prior written consent of all of the Transaction Parties.

3.	Notwithstanding anything to the contrary contained in any of the Transaction Documents, in the event that any Transaction Party terminates any Transaction Document in accordance with the terms thereof, any other Transaction Party shall thereafter have the right to terminate any Transaction Document to which it is a party by giving written notice thereof to the counterparties thereto.

4.	The Transaction Parties acknowledge and agree that they are entering into the Transaction Documents to which each of them is a party in reliance on each of the other Transaction Documents. Accordingly, each Transaction Party hereby covenants and agrees to promptly and fully enforce its rights under each Transaction Document.

5.	During the period between the execution of this Agreement and the earlier of the (i) closing of the transactions contemplated by the Hisense Agreements (defined below) or (ii) termination of the Hisense Agreements, the Hisense Entities shall provide (and shall cause their subsidiaries and affiliates, as applicable, to provide) to ForeFront Holdings, SIBL and the respective officers and legal counsel, sources, agents and other advisers and representatives of ForeFront Holdings and SIBL (collectively, “Representatives”), (a) access, during normal business hours and upon reasonable notice by SIBL or ForeFront Holdings, to the officers, employees, agents, properties, offices, facilities and books and records of the Hisense Entities and their subsidiaries and affiliates, as applicable, and (b) furnish reasonably promptly to SIBL or ForeFront Holdings copies of the documents in each Hisense Entity’s custody, possession or control of the types set forth on Exhibit C attached hereto, and such other types of documents as ForeFront Holdings, SIBL or their respective Representatives may reasonably request; provided, however, that none of the Hisense Entities shall be required to provide any such access, documentation or any other information pursuant to this Section 5 to the extent (A) such access, documentation or other information is not related to the entities and/or assets to be owned and operated directly and indirectly by ForeFront BVI Ltd. upon consummation of the Transactions (the “Hisense Businesses”), or (B) such request relates to documentation or other information previously provided to SIBL or ForeFront Holdings. In the event that the information provided in response to these inquiries demonstrates that the combined operations of Hisense OE, Ligent US and the STB Division, taken as a whole, are subject to material and adverse conditions that fundamentally diminish their value, then SIBL and ForeFront Holdings shall severally have the right to terminate all (but not less than all) of the following agreements (collectively, the “Hisense Agreements”) on or before thirty (30) days from the date hereof:

a.	that certain Share Exchange Agreement (“ForeFront/Hisense Share Exchange Agreement”) by and among ForeFront BVI, ForeFront Holdings, Hisense Co. Ltd. (“Hisense Group”), Qingdao Hisense Electronic Holding Ltd. (“HEH”) and Ligent Photonics, Inc. (“Ligent US”);

b.	that certain Merger Agreement (“ForeFront/Ligent Merger Agreement”) by and among ForeFront BVI, ForeFront Holdings and Ligent BVI relating to the acquisition of Hisense Optoelectronic Technologies Co. (“Hisense OE”);

c.	that certain Framework Agreement (“ForeFront/Hisense Framework Agreement”) by and between Qingdao Hisense Electric Ltd. (“Hisense Electric” and, together with Hisense Group, Ligent BVI, Ligent US, HEH and Hisense OE, collectively, the “Hisense Entities”), ForeFront BVI and ForeFront Holdings; and

d.	that certain Stock Purchase Agreement, by and among Stanford Venture Capital Holdings, Inc. (“SVCH”), Stanford International Bank Ltd. (“SIBL” and, together with SVCH, “Stanford”), ForeFront BVI, ForeFront Holdings, ForeFront Group, Inc., ForeFront Multimedia LLC and Miller Golf Company.

6.	The obligation of ForeFront BVI to consummate the transactions to be performed by it in connection with the closing (“Closing”) of the ForeFront/Hisense Share Exchange Agreement, the ForeFront/Ligent Merger Agreement and the ForeFront/Hisense Framework Agreement is subject to satisfaction of the following conditions: (i) there shall not have occurred a Material Adverse Change during the period from the date of this Agreement and the Closing, (ii) each of Hisense Electric, Ligent US, and Hisense OE shall have delivered to ForeFront BVI, at or prior to the Closing, a copy of its audited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal years ended December 31, 2006 and December 31, 2007, respectively, (iii) the audited balance sheet for Ligent US dated as of December 31, 2007 shall not reflect a financial condition that is materially worse than that which is reflected in the unaudited balance sheet of Ligent US dated as of November 30, 2007, (iv) the audited balance sheet of Hisense OE dated as of December 31, 2007 shall not reflect a financial condition that is materially worse than that which is reflected in the unaudited balance sheet of Hisense OE dated as of November 30, 2007, (v) the audited income statements for the STB Division, Ligent US and Hisense OE for the year ending December 31, 2007 shall not reflect results of operations, on the whole, that are materially worse than that which are reflected in the unaudited income statements for the STB Division, Ligent US and Hisense OE for the eleven month period ended November 30, 2007, (vi) the capitalization of Forefront Holdings immediately before the Closing and the capitalization of ForeFront BVI immediately after the Closing shall be as set forth on Exhibit E.

For purposes of this Agreement, “Material Adverse Change” means a change that, individually or in the aggregate, is materially adverse to the assets, financial condition or operating results of the STB Division, Hisense OE and Ligent US, taken as a whole; provided, however, that the following shall not be deemed a Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions in the United States or the People’s Republic of China (“PRC”), (b) national or international political or social conditions, including the engagement by the United States or PRC in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or PRC, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or PRC, (c) financial, banking, or securities markets, (d) changes in United States generally accepted accounting principles or international financial reporting standards, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by the Transaction Documents.

7.	The obligations of the Hisense Entities to consummate the Transactions shall be conditioned upon the following: (i) the consolidated balance sheet of ForeFront Holdings immediately prior to the Closing shall reflect $0 assets and $0 liabilities, (ii) the consolidated statements of operations of ForeFront BVI shall reflect the historical operations of ForeFront Holdings as discontinued operations and (iii) the pro forma consolidated statements of operations shall eliminate the results of operations of ForeFront Holdings in accordance with applicable rules of the U.S. Securities and Exchange Commission.

8.	Immediately following the consummation of the Transactions, each of the following Transaction Parties shall have the ownership percentage in ForeFront BVI indicated below, which shall constitute the sole issued and outstanding capital stock in ForeFront BVI as of such time:

a.	Stanford and the current shareholders in ForeFront Holdings: 20%

b.	The shareholders of Ligent BVI: 26.67%

c.	HEH: 13.33%

d.	Hisense Group: 13.34%

e.	Hisense Electric: 26.66%

The actual capitalization of ForeFront BVI immediately after the Closing is set forth on Exhibit E in tabular form.

9.	Prior to the Closing, Ligent US and Hisense OE may borrow funds on commercially reasonable terms from Hisense Group or other third parties for the sole purpose of funding the operations of Ligent US, the STB Division and Hisense OE, in an aggregate amount not to exceed US $9,000,000 (the “Hisense Loans”). Ligent US and Hisense OE agree to provide written notice to Stanford and ForeFront Holdings of any loans made to either entity by Hisense Group or a third party and the general use of proceeds thereof. During the period commencing upon the closing of the first Hisense Loan and ending on the Closing Date, neither Ligent US nor Hisense OE will declare, set aside, or pay any dividend or make any distribution with respect to its capital stock. The Transaction Parties acknowledge and agree that ForeFront BVI is not assuming any liabilities or obligations of Hisense Electric under the ForeFront/Hisense Framework Agreement other than the Assumed Liabilities (as such term is defined in the ForeFront/Hisense Framework Agreement).

10.

Prior to the consummation of the Transactions, all monies required to be invested by SIBL in BMS pursuant to the Common Stock Purchase Agreement (the “BMS Monies”) shall be deposited by SIBL in the attorney trust account of Carlton Fields, P.A.

(the “CF Trust Account”). Notwithstanding anything to the contrary set forth in the Transaction Documents, Carlton Fields, P.A. shall be authorized to make disbursements of the BMS Monies as follows: (a) disbursements for legal expenses of Carlton Fields, P.A., and auditors relating to the Transactions, (b) up to $2.0 million which may be loaned to Ligent BVI pursuant to the terms of the Credit Agreement, (c) the payment of Placement Fee to Stanford Group Company as required under the terms of the Common Stock Purchase Agreement, and (d) after the closing of the Transactions, the repayment of the Hisense Loans.

11.	SVCH and ForeFront Holdings agree that, effective upon the closing of the Transactions, that certain Registration Rights Agreement, dated as of November 30, 2005, as amended, by and among the parties thereto, shall automatically be terminated and that the parties thereto shall thereafter be automatically released from any and all claims or other liabilities related thereto.

12.	At the Closing, in addition to and not in lieu of any other consideration due to HEH, Hisense Group, Hisense Electric and the shareholders of Ligent BVI (the “Recipients”), the Recipients will receive pursuant to this Agreement and the Transaction Documents, as applicable, an aggregate number of 1,628,062 warrants exercisable at a price of $4.93 per share, as adjusted, of like tenor to the warrants issuable under the Common Stock Purchase Agreement to the persons and in the amounts to be set forth in a list to be furnished by Hisense Group to Forefront BVI no later than five business days prior to the Closing Date (the “Warrant List”).

At the direction of Hisense Group, the total number of such warrants may be reduced below 1,628,062 and the number of shares issuable under the Forefront BVI Employee Stock Option Plan (as defined in the Common Stock Purchase Agreement) shall be increased by the difference between 1,628,062 and the amount set forth on the Warrant List. The exercise price of any shares that would have been issuable to the persons in the Warrant List but were instead added to the shares issuable under the Forefront BVI Employee Stock Option Plan shall be the greater of (x) the fair market value on the date of grant or (y) $4.93.

For the avoidance of doubt, the total amount of options issuable under the Forefront BVI Employee Stock Option Plan, excluding the impact of the potential addition of any of the 1,628,062 warrants set forth on the Warrant List pursuant to the preceding paragraph, shall be 1,200,000 (plus any unexercised warrants outstanding under the ForeFront Holdings’ Employee Stock Option Plan) with an exercise price equal to the fair market value of the shares at the time of grant.

13.	At or prior to Closing, Hisense Electric shall execute and deliver to Forefront BVI the license agreement attached hereto as Exhibit D.

14.	This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles thereof.

15.	The parties agree to cause the Memorandum and Articles of Association of ForeFront BVI to remain in the form of attached Exhibit F through the Closing.

16.	The parties hereto acknowledge that as part of overall internal structuring of Hisense OE, Ligent US and the STB Division for the calendar year 2008, prior to the Closing, and as early as January 1, 2008, the critical elements of the business of the STB Division may be migrated into Hisense OE. Specifically, (a) the employees of the STB Division might be transferred to Hisense OE, (b) the name “Hisense Optoelectronics” may be changed to “Hisense Broadband Multimedia Systems (China)”, (c) the name “Ligent Photonics” may be changed to “Hisense Broadband Multimedia Systems (US)” and (d) new contracts entered into by the STB Division may be entered into in the name of Hisense OE or Hisense Broadband Multimedia Systems (China) ((a)-(d) collectively, the “Migration”). The parties hereto acknowledge and agree that none of Ligent BVI, HEH, Hisense Group or Hisense Electric shall be obligated in any way to cause the Migration to take place prior to Closing and that the failure of the Migration, or any part thereof, to take place, shall not constitute a breach of any obligation by Ligent BVI, HEH, Hisense Group or Hisense Electric.

17.	In the event of any conflict between the terms of the Transaction Documents and the terms of this Agreement, the terms of this Agreement shall prevail. Except as expressly provided herein, the terms of the Agreement shall remain in full force and effect.

18.	No provision of this Agreement may be modified, waived or amended except in writing signed by all of the parties hereto.

19.	This Agreement may be executed by facsimile and in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[SIGNATURES APPEAR BELOW]

IN WITNESS WHEREOF, the parties below have executed or caused this Agreement to be executed, intending to be fully bound by the terms hereof, as of the day and year first above written.

STANFORD VENTURE CAPITAL HOLDINGS, INC.

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	President and Director

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	Chief Financial Officer

FOREFRONT HOLDINGS, INC.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer

FOREFRONT GROUP, INC.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Chairman of the Board and Executive Vice President

FOREFRONT BVI LTD.

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer

FOREFRONT MULTIMEDIA, LLC

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	President

MILLER GOLF COMPANY

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	President

BROADBAND MULTIMEDIA SYSTEMS, LTD.

By:
Name:	Wei-Ping Huang
Title:	President

LIGENT INTERNATIONAL, INC.

By:	/s/ Wei-Ping Huang
Name:	Wei-Ping Huang
Title:

LIGENT PHOTONICS, INC.

By:
Name:
Title:

HISENSE CO. LTD.

By:
Name:
Title:

QINGDAO HISENSE ELECTRONIC HOLDING LTD.

By:
Name:
Title:

QINGDAO HISENSE ELECTRIC LTD.

By:
Name:
Title:

HISENSE OPTOELECTRONIC TECHNOLOGIES CO.

By:	/s/ Wei-Ping Huang
Name:	Wei-Ping Huang
Title:

EXHIBIT A

Transaction Parties

Stanford Venture Capital Holdings, Inc.

Stanford International Bank Ltd.

ForeFront Holdings, Inc.

ForeFront Group, Inc.

ForeFront BVI Ltd.

ForeFront Multimedia, LLC

Miller Golf Company

Broadband Multimedia Systems, Ltd.

Ligent International, Inc.

Ligent Photonics, Inc.

Hisense Co. Ltd.

Qingdao Hisense Electronic Holding Ltd.

Qingdao Hisense Electric Ltd.

Hisense Optoelectronic Technologies Co.

EXHIBIT B

Transaction Documents

For the purposes of this Agreement, the term “Transaction Documents” shall refer collectively to all of the following documents, and the term “Transaction Document” shall refer individually to any of the following documents:

1. that certain Unanimous Written Consent of the Board of Directors of ForeFront Holdings, Inc. (“ForeFront Holdings”) approving, among other things, the Plan of Reorganization of ForeFront Holdings;

2. that certain Stock Purchase Agreement, by and among SVCH, SIBL, ForeFront BVI Ltd. (“ForeFront BVI”), ForeFront Holdings, ForeFront Group, Inc., ForeFront Multimedia LLC and Miller Golf Company;

3. that certain Common Stock Purchase Agreement by and between Broadband Multimedia Systems, Ltd. (“BMS”) and SIBL (the “Common Stock Purchase Agreement”);

4. that certain Agreement and Plan of Merger between ForeFront BVI, BMS and SIBL;

5. that certain Credit Agreement by and between Ligent International, Inc. (“Ligent BVI”) and BMS (the “Credit Agreement”);

6. that certain Share Exchange Agreement by and among ForeFront BVI, ForeFront Holdings, Hisense Group, HEH and Ligent US;

7. that certain Merger Agreement by and among ForeFront BVI, ForeFront Holdings, Ligent BVI and Hisense Group;

8. that certain Framework Agreement by and among Hisense Electric, ForeFront BVI and ForeFront Holdings;

9. that certain Indemnification Agreement by and between SIBL and ForeFront BVI;

10. that certain Shareholders Agreement of BMS with Hisense Group, HEH, Hisense Electric and SIBL;

11. that certain Escrow Agreement by and among Carlton Fields, P.A., ForeFront BVI, ForeFront Holdings, Ligent US, Ligent BVI, Hisense Group, SVCH, SIBL, BMS, HEH, Hisense Electric and Hisense OE; and

12. those certain Articles of Merger, whereby ForeFront Holdings will merge with and into ForeFront BVI.

EXHIBIT C

Due Diligence Request List

EXHIBIT D

“Hisense” Trademark License Agreement

EXHIBIT E

ForeFront Holdings and ForeFront BVI

Capitalization Table

EXHIBIT F

Memorandum and Articles of Association of

ForeFront BVI